Exhibit 3.41.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

THE INDEPENDENT FILM CHANNEL

LIMITED LIABILITY COMPANY AGREEMENT of The Independent Film Channel LLC (“LLC”), dated as of August 13, 2004.

Section I

GENERAL PROVISIONS

1.1. Name

1.1.1. The name of LLC is The Independent Film Channel LLC. The business of LLC may be conducted under any other name deemed necessary or desirable by the Members in order to comply with local law.

1.1.2. The persons who have executed this Agreement as members (herein called the “Members”, which term shall include any person hereafter admitted to LLC as a member of LLC and shall exclude any person who ceases to be a Member) hereby agree to enter into this Agreement, and do hereby enter into this Agreement, and further agree that the rights and liabilities of the Members shall be as provided in the Delaware Act except as expressly provided herein.

1.2. Place of Business and Office; Registered Agent

LLC shall maintain a registered office in the State of Delaware at 2711 Centerville Road, Wilmington, New Castle County 19801, or such other place as the Members may determine. The principal place of business of LLC shall be at 200 Jericho Quadrangle, Jericho, New York 11753, or such other place as the Members may determine. The name and address of LLC’s registered agent in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE, New Castle County 19808. The Members may remove and replace LLC’s registered agent in the State of Delaware at their discretion.

1.3. Fiscal Year

The fiscal year of LLC (the “Fiscal Year”) for accounting and tax purposes shall be the fiscal year of the majority in interest of the Members. The Members are also authorized to make all elections for tax or other purposes as it may deem necessary or appropriate in such connection, including the establishment and implementation of transition periods.

1.4. Members

1.4.1. The initial Member of LLC shall be Rainbow National Services, LLC. Its address as of the date of this Agreement is 200 Jericho Quadrangle, Jericho, New York 11753.

1.4.2. The initial Member shall become a Member upon the filing of the certificate of formation of LLC and the execution of this Agreement by such Member.

1.4.3. A Member shall have the LLC Interest and other rights, powers, duties and obligations provided herein for a Member.

1.5. Liability of Members and Certain Other Persons

1.5.1. No Member or Member designee (individually, an “LLC Party”) shall have any liability under this Agreement or under the Delaware Act except as provided herein or as required by the Delaware Act. Except as required by the Delaware Act, the debts, obligations and liabilities of LLC, whether arising in contract, tort or otherwise (including without limitation those arising as member, owner or shareholder of another company, partnership or entity), shall be solely the debts, obligations and liabilities of LLC, and no LLC Party shall be obligated personally for any such debt, obligation or liability of LLC solely by reason of being an LLC Party. The Members shall be liable to LLC for any capital contributions required by this Agreement or as may otherwise be required pursuant to the Delaware Act. No LLC Party shall be liable for any debts, obligations or liabilities, whether arising in contract, tort or otherwise, of any other LLC Party. No LLC Party shall be required to loan LLC any funds.

1.5.2. The Profits and Losses of LLC shall be allocated among the Members in accordance with Article IV hereof.

1.6. Purpose of LLC. LLC is organized for the purpose of engaging (directly or through subsidiary or affiliated companies or both) in any businesses or activities that may lawfully be engaged in by a limited liability company formed under the Delaware Act.

1.7. Reliance by Third Parties

Persons dealing with LLC are entitled to rely conclusively upon the power and authority, as herein set forth, of the Members and their designees. Persons dealing with LLC are entitled to rely conclusively upon a certificate of any Member as to the incumbency of any Member designee of LLC.

Section II

MANAGEMENT AND OPERATIONS OF LLC

2.1. Management Generally

The management of LLC shall be vested exclusively in the Members.

2.2. Power and Authority of Members

The Members shall have the power on behalf and in the name of LLC to carry out any and all of the objects and purposes of LLC contemplated by Section 1.6 of this Agreement and to perform all acts which it may deem necessary or advisable in connection therewith.

2.3. Acts of the Members and Delegation

2.3.1. The Members are agents of LLC for the purpose of its business. Any act of the Members, any Member designee binds LLC, unless (1) such person has in fact no authority to act for LLC in the particular matter and (2) the party with whom such person is dealing has knowledge of the fact that such person has no such authority.

2.3.2. The Members may (but need not) exercise its authority hereunder by resolution. A resolution of the Members contained in the books and records of LLC shall be conclusive evidence of the act of the Members set forth therein.

2.4. Liability Limitation, Indemnification and Contribution

2.4.1. No person shall be liable to LLC or the Members for any act or omission committed by such person while a Member or a designee of the Members or any of them, based upon errors of judgment, negligence, or other fault, or any breach of any fiduciary duty in connection with the business or affairs of LLC, unless the person would not be entitled to indemnification for such action, failure to act or breach under Section 2.4.2 of this Agreement were the person to seek indemnification thereunder.

2.4.2. Where a person is made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was A Member or the designee of the Members or any of them, LLC shall indemnify such person to the full extent permitted by law; provided that no indemnification or reimbursement shall be made to or on behalf of such person to the extent that a final judgment or other final adjudication binding upon the person establishes that the acts or omissions of the person as a Member or designee resulted from the bad faith, fraudulent or criminal act of the person. Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by LLC promptly upon receipt by it of an undertaking of the person to repay such expenses if it shall ultimately be determined that the person is not entitled to be indemnified by LLC. In the case that any such action, suit or proceeding shall be brought against any such person, the person shall notify LLC of the commencement thereof, and LLC shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof.

The rights provided to any person by this Section 2.4.2 shall be enforceable against LLC only by such person, who shall be presumed to have relied upon such rights in serving or continuing to serve as a Member or designee. No amendment to this Section 2.4.2 shall impair the rights of any such person arising at any time with respect to events occurring prior to such amendment. For purposes of this Section 2.4.2, the term “LLC” shall include any constituent enterprise (including any constituent of a constituent) absorbed by LLC in a consolidation or merger.

The indemnification and reimbursement of expenses provided by this Section 2.4.2 shall not be deemed exclusive of any other rights to which those seeking indemnification or reimbursement of expenses may be entitled under any other instrument or by reason of any other action or otherwise. However, the indemnification and reimbursement of expenses so provided by this Section 2.4.2 shall be available only to the extent that indemnification or reimbursement is unavailable to a person under any applicable policies of insurance or otherwise.

Section III

OWNERSHIP AND CONTRIBUTIONS

3.1. Ownership

3.1.1. Members collectively shall own 100 percent of the LLC Interests in LLC.

3.1.2. LLC shall be the owner of the property and rights conveyed to it. A Member has no interest in specific LLC property, including property conveyed by a Member to LLC.

3.2. No Initial Contribution

No capital shall be contributed to LLC on its formation.

3.3. Capital Accounts

A separate account (“Capital Account”) shall be established for each Member and maintained in accordance with appropriate tax and accounting laws, rules and regulations, as determined by the Members.

3.4. Interest on Capital Contributions

No Member shall be entitled to interest on its capital contributions or its Capital Account.

Section IV

ALLOCATIONS AND DISTRIBUTIONS

4.1. Allocation of Profits and Losses

Profits and Losses for any Fiscal Year shall be allocated among the Members in proportion to their respective LLC Interests.

4.2. Change in Interest

4.2.1. Subject to Article VI, a change in any Member’s LLC Interest may be effected at any time pursuant to the mutual agreement of all Members.

4.2.2. For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Members.

4.3. Allocation of Tax Items

4.3.1. If there is a difference between the adjusted tax basis of any LLC asset and its fair market value as of the date of contribution of the asset, allocations of depreciation, amortization and gain or loss with respect to such asset, as computed for U.S. federal income tax purposes, shall be made among the Members for U.S. federal income tax purposes in accordance with applicable U.S. federal tax law, rules and regulations.

4.3.2. Allocations pursuant to this Section 4.3 are solely for purposes of U.S. federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

4.4. Distributions

4.4.1. Except as provided in Section 5.2.2 and Section 8.3 hereof, distributions of cash or other assets to Members shall be made in accordance with each Member’s LLC Interest, at the times determined by the Members.

4.4.2. Notwithstanding any provision in this Agreement to the contrary, neither LLC nor the Members on behalf of LLC may make a distribution to any Member on account of such Member’s LLC Interest if such distribution would violate the Delaware Act.

Section V

DISSOLUTION AND WINDING UP

5.1. Dissolution

5.1.1. LLC shall be dissolved and its affairs wound up upon the occurrence of the following events:

The consent of a majority in number and LLC Interests of the Members; or

With the consent of a majority in number and LLC Interests of the unaffected Members within 30 days of the event, (i) the death, bankruptcy or dissolution of a Member, (ii) the retirement, resignation or expulsion of a Member from LLC, (iii) the transfer to another person of a Member’s LLC Interest, or (iv) any other event which terminates the continued membership of a Member in LLC.

5.2. Winding Up

5.2.1. Upon dissolution of LLC, LLC’s affairs shall be wound up by the Members (as liquidating trustee).

5.2.2. Upon the winding up of LLC, any amounts permitted to be distributed to Members (other than distributions to any Member upon resignation, interim distributions to any Member and distributions to Members in their capacity as creditors, each of which shall be distributed prior to the distribution provided for in this Section 5.2.2, as provided in the Delaware Act) shall be distributed to the Members first for the return of their Capital Account balances, as such balances will have been adjusted for allocations pursuant to Article IV in the Fiscal Year of dissolution, and second respecting their LLC Interests in proportion to their respective LLC Interests.

Section VI

TRANSFER OF LLC INTERESTS

6.1. Transfer

Subject to Section 8.3 of this Agreement, a Member may freely sell, exchange, transfer, assign, pledge, hypothecate or otherwise dispose of all or any part of such Member’s LLC Interest, in its sole discretion. Any such disposition shall be effective immediately and reflected on Annex A hereto and in the books and records of LLC.

6.2. Admission of Transferee

A person who acquires any LLC Interest or any part thereof shall be admitted as a Member of the LLC, with all the rights, duties and obligations accompanying such membership pursuant to this Agreement and Delaware law, immediately upon binding himself to this Agreement by executing the same or a counterpart hereof.

Section VII

ADMISSION OF ADDITIONAL MEMBERS

7.1. Admission of Additional Members

7.1.1. With the consent of a majority in number and LLC Interests of the Members, the Members may at any time cause LLC to admit additional Members (“Additional Members”). An Additional Member shall be deemed admitted as a Member upon the later of:

the execution by such person of this Agreement or a counterpart hereof whereby such person agrees to be bound by the provisions of this Agreement, and the time such person is listed as a Member in the books and records of LLC.

7.1.2. The Members shall determine what, if any, contribution the Additional Member need make and such Member’s LLC Interest; provided that there shall be no change in another Member’s LLC Interest unless permitted under Section 4.2.

Section VIII

ADDITIONAL MEMBER MATTERS

8.1. Cessation of Membership

8.1.1. A Member ceases to be a Member only by (i) the death, bankruptcy or dissolution of such Member or the retirement, expulsion or resignation of such Member from LLC or (ii) the disposition of such Member’s LLC Interest as permitted hereunder.

8.1.2. A Member may not, without the consent of the other Members, resign or retire from LLC prior to the dissolution and winding up of LLC.

8.2. Rights of Member Upon Cessation of Membership

Upon the cessation of membership of a Member (a “Former Member”) (other than a Member who has disposed of his interest to another person), the Former Member or its personal representative or successors shall be entitled to attempt to dispose of the Former Member’s LLC Interest to a third party (including any current Member), subject to the terms of this Agreement. Should the Former Member or its personal representative or successor be unable to dispose of the Former Member’s LLC Interest to a third party within 90 days of the Former Member’s cessation of membership in LLC, then LLC shall redeem the Former Member’s LLC Interest for the lesser of (i) the balance in the Former Member’s Capital Account and (ii) the fair market value of the Former Member’s LLC Interest (the “Redemption Payment”). Upon receipt of the Redemption Payment, neither the Former Member, its personal representative nor any of its successors shall have any claim against LLC, any Members or any designee in respect of the Former Member’s LLC Interest. The cost of any valuation of the Redemption Payment shall be borne by the Former Member, its personal representative or successors, and shall be deducted from the Redemption Payment.

8.3. Member Understandings

Each Member, whether an initial Member or hereafter made a Member, understands that LLC has not registered the LLC Interests under the Securities Act of 1933, as amended, or under the Blue Sky or securities laws of any state, and agrees that it will not sell any of such Member’s LLC Interests unless such LLC Interests are registered under applicable securities laws or exempt pursuant to exemptions from registration thereunder. Such Member further understands that in view of the foregoing restrictions on disposition of LLC Interests, such Member will be required to bear the economic risks of this investment for an indefinite period of time.

Section IX

MISCELLANEOUS

9.1. Amendments to the Agreement

This Agreement may not be changed or amended without the consent of all of the Members.

9.2. Governing Law; Severability

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. In particular, it shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Delaware Act. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under said Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provision.

9.3. LLC Interests Uncertificated; Certain Books and Records

9.3.1. LLC Interests shall be uncertificated. No Member shall be entitled to have a certificate issued by LLC to evidence such Member’s LLC Interest.

9.3.2. LLC shall maintain, as part of the books and records of LLC, the names of the Members and their respective LLC Interests. LLC books and records shall be conclusive as to the identity of the Members and their respective LLC Interests.

9.4. Tax Classification

The Members intend that LLC be treated as a disregarded entity (or branch of its sole Member) or, if there is more than one Member, a partnership, and not as an association taxable as a corporation, for U.S. federal, state and local tax purposes; no Member will take any position inconsistent with such treatment (on any tax return or otherwise) without the prior written consent of all of the other Members.

9.5. Certain Definitions

For purposes of this Agreement, the following terms have the following meanings:

“Additional Members” has the meaning set forth in Article VII of this Agreement.

“Agreement” means this Limited Liability Company Agreement as it may be amended, restated or supplemented from time to time.

“Capital Account” has the meaning set forth in Section 3.3 of this Agreement.

“Delaware Act” has the meaning set forth in the Recitals of this Agreement.

“Fiscal Year” has the meaning set forth in Section 1.3 of this Agreement.

“Former Member” has the meaning set forth in Section 8.2 of this Agreement.

“LLC” has the meaning set forth in the Recitals of this Agreement, except as otherwise used in Section 2.04(b).

“LLC Interest” shall mean a Member’s proportionate claim on the assets and liabilities of LLC as listed on Annex A adjacent to such Member’s name.

“LLC Party” has the meaning set forth in Section 1.5.1 of this Agreement.

“Members” has the meaning set forth in Section 1.1.2 of this Agreement.

“Person” shall mean a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Profits or Losses” means, for each Fiscal Year or other period, an amount equal to LLC’s taxable income or loss for such year or period, determined in accordance with United States generally accepted accounting principles with such modifications as the Members deem necessary or appropriate to comply with U.S. tax requirements.

9.6. Counterparts.

This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned, as the sole Member, has hereunto set its hand as of the day and year first above written.

Rainbow National Services LLC, as sole Member

By:	/s/ Joshua Sapan
	Name:	Joshua Sapan
	Title:	Chief Executive Officer and President

ANNEX A

LLC Interests of Members

Member	LLC Interest	Capital Commitment
Rainbow National Services LLC	100%	$